UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

May 31, 2018

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05647	95-1567322

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

333 Continental Boulevard, El Segundo, California	90245-5012

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(310) 252-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement

Supplemental Indenture

On May 31, 2018, Mattel, Inc. (the “Company” or the “Issuer”) issued $500.0 million aggregate principal amount of its 6.750% Senior Notes due 2025 (the “New Notes”). The New Notes were issued pursuant to a supplemental indenture, dated as of May 31, 2018 (the “Supplemental Indenture”), to the Indenture, dated as of December 20, 2017 (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”), among the Issuer, the guarantors named therein and MUFG Union Bank, N.A., as Trustee. The New Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside of the United States in reliance on Regulation S under the Securities Act.

The New Notes are treated as a single series of debt securities with the Issuer’s previously issued $1,000.0 million aggregate principal amount of 6.750% Senior Notes due 2025 (the “Existing Notes” and, together with the New Notes, the “Notes”) for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The New Notes have terms identical to the Existing Notes, other than issue date and offering price and have the same CUSIP and ISIN numbers as, and trade together with, the Existing Notes, except that the New Notes sold pursuant to Regulation S have been issued and maintained under a temporary CUSIP number during a 40-day distribution period commencing on May 31, 2018.

The foregoing summary of the Supplemental Indenture is qualified in its entirety by reference to the actual text of the Supplemental Indenture, a copy of which is filed herewith as Exhibit 4.1.

The net proceeds from the offering, plus cash on hand, will be used to redeem and retire all of the Issuer’s outstanding 2.350% Notes due 2019 and pay related prepayment premiums and transaction fees and expenses.

First Amendment to Syndicated Facility Agreement

On June 1, 2018, the Company entered into an amendment (the “Amendment”) to the Syndicated Facility Agreement, dated as of December 20, 2017 (the “Existing Credit Agreement” and the Existing Credit Agreement, as amended by the Amendment, the “Credit Agreement”), among the Company, as a borrower and guarantor thereunder, certain of the Company’s domestic and foreign subsidiaries, as additional borrowers and/or guarantors thereunder, Bank of America, N.A., as global administrative agent, collateral agent and Australian security trustee, and the other lenders and financial institutions party thereto.

The Amendment amends certain terms of the Existing Credit Agreement, including, but not limited to, the maturity date thereof. Each of the facilities under the Credit Agreement will now mature, and lending commitments thereunder will now terminate, on June 1, 2021.

The foregoing summary of the Amendment is qualified in its entirety by reference to the actual text of the Amendment, a copy of which is filed herewith as Exhibit 10.1.

Section 2 – Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information set forth under “Supplemental Indenture” in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On May 31, 2018, the Company issued an irrevocable notice of redemption to holders of its 2.350% Notes due 2019 (the “2019 Notes”) for the redemption of all $500 million outstanding aggregate principal amount of the 2019 Notes. The redemption date for the 2019 Notes will be June 30, 2018. The redemption price for the 2019 Notes will be calculated in accordance with the indenture governing the 2019 Notes and will be equal to the greater of (1) 100% of the principal amount of the 2019 Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date or (2) a “Make-Whole Amount” (as defined in the indenture governing the 2019 Notes) for the 2019 Notes being redeemed.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description

4.1	First Supplemental Indenture, dated as of May 31, 2018, by and among the Issuer, the guarantors named therein, and MUFG Union Bank, N.A., as Trustee.

10.1	First Amendment to Syndicated Facility Agreement, dated as of June 1, 2018, by and among the Company, each of the other borrowers and guarantors party thereto, the lenders signatory thereto and Bank of America, N.A., as Administrative Agent, Collateral Agent and Australian Security Trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mattel, Inc.
Registrant

Date: June 1, 2018	By:	/s/ Robert Normile
Name: Robert Normile
Title: Executive Vice President,
Chief Legal Officer and Secretary